Exhibit 99.1

Contact: G. Langley
Foothill Independent Bancorp	(626) 963-8551

PRESS RELEASE - April 19, 2004

FOOTHILL INDEPENDENT BANCORP POSTS RECORD FIRST QUARTER PROFITS

WHILE MAINTAINING EXCELLENT CREDIT QUALITY

GLENDORA, CA – Foothill Independent Bancorp (Nasdaq: FOOT), the parent holding company of Foothill Independent Bank, today reported an 8% increase in net income to $2.2 million, or $0.31 per diluted share, for the quarter ended March 31, 2004, from $2.0 million, or $.29 per share, in the first quarter a year ago. The annualized return on average equity (ROE) improved during the first quarter of 2004 to 14.3%, compared to 14.1% in the first quarter last year. A growing balance sheet and a continued focus on building core deposits were the principal contributors to the increase in net income and the improvement in ROE. All per share data has been adjusted to reflect the 9% stock dividend paid in January 2004.

“We are building new banking relationships and cross-selling additional products to existing customers,” stated George Langley, President and CEO. “We have concentrated on conservatively growing our loan portfolio while improving our deposit mix, and following this basic banking strategy has resulted in record first quarter profits and continued excellent credit quality.”

Assets increased 16% to $729 million at March 31, 2004 compared to $629 million at March 31, 2003, with total loans growing to $466 million at the end of the first quarter this year, from $453 million a year ago. Total deposits increased 17% to $653 million at the end of the first quarter of 2004, compared to $558 million a year earlier. Core deposits, defined as low- and no-cost deposits, increased 22% to $582 million, representing 89% of total deposits at quarter-end, compared to $477 million, or 85% of deposits at the end of the first quarter last year. Due primarily to the growth in assets, the annualized return on average assets was 1.26% for the first quarter this year, compared to 1.34% a year ago.

Credit quality remained excellent, with non-performing assets (NPAs) declining to $138,000, or 0.02% of total assets, at March 31, 2004. NPAs were $1.4 million, or 0.22% of assets at the end of the first quarter a year ago, and $626,000, or 0.09% of total assets at year-end 2003. The reserve for loan losses was $4.9 million at March 31, 2004, representing 1.06% of gross loans and far exceeding NPAs. The Bank recorded a net recovery of $7,000 during the first quarter of 2004, compared to a net recovery of $1,000 during the first quarter last year.

“The Southern California economy remains strong, although growth in the San Gabriel Valley has been slow,” Langley said. “We are currently adding deposits more rapidly than loans, so we are purchasing short-term investment securities, which typically carry lower yields than loans. As a result, we have seen sizable growth in assets while net interest income growth has been more moderate. We expect our net interest margin to improve as we are able to deploy our assets into higher yielding loans, or once interest rates begin to rise and improve yields on our existing adjustable rate loans.” Foothill’s net interest margin was 4.93% in the first quarter of 2004, compared to 5.22% in the fourth quarter of 2003 and 5.43% in the first quarter last year.

“I believe that expanding our branch network to the south will create the most opportunities for rapid growth, and we continue to look for a suitable acquisition candidate or locations for new branches,” Langley added. “In the meantime, we are investigating ways to maximize profitability in our existing locations, both through cost savings measures and revenue enhancements.”

Net interest income before the provision for loan losses increased 5% to $7.9 million in the first quarter of 2004, compared to $7.5 million in the first quarter last year. Interest income increased 3% primarily due to the expanded securities portfolio, while interest expense decreased 8% due to declining rates and a continued focus on building low-cost deposits. Other operating income increased 5% from the first quarter last year to $1.4 million.

Shareholders’ equity grew to $62 million at March 31, 2004, compared to $58 million a year earlier. Book value increased to $9.29 per share at the end of the first quarter this year, from $8.89 per share at March 31, 2003. Capital ratios continue to be above the “Well-Capitalized” guidelines established by the regulatory agencies. The Tier 1 Leverage Ratio was 9.92% and the Total Risk-based Capital Ratio was 14.10% at March 31, 2004.

About Foothill Independent Bancorp

Foothill Independent Bancorp is a one-bank holding company that owns and operates Foothill Independent Bank. The Bank currently operates 12 commercial banking offices in Los Angeles, San Bernardino and Riverside Counties. Foothill Independent Bank has consistently earned the highest ratings for safety and soundness from such bank rating firms as Findley Reports, Bauer Financial Services, and Veribanc.

Forward Looking Information

This Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are estimates of, or expectations or beliefs regarding, our future financial condition or financial performance that are based on current information. Our business is subject to a number of risks and uncertainties that could adversely affect our ability to grow earnings per share, expand net interest margin, or maintain asset quality, or that could cause our operating expenses to increase, and, therefore, could cause our future financial condition or operating results to differ significantly from our current expectations and beliefs. Certain of those risks and uncertainties are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission. Readers of this Release are urged to read the cautionary statements, which are set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That Could Affect Our Future Financial Performance” in Part II of that Report. Due to these uncertainties and risks, readers are cautioned not to place undue reliance on forward-looking statements contained in this Release, which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003	Percent Change
INTEREST INCOME
Interest on loans & leases	$7,646	$7,847
Interest on securities	1,127	634
Interest on federal funds sold	82	95
Interest other	24	33

Total Interest Income	8,879	8,609	3%
INTEREST EXPENSE
Deposits	924	1,011
Interest on borrowings	92	93

Total Interest Expense	1,016	1,104	-8%

Net interest Income	7,863	7,505	5%
Provision for loan losses	—	—

Net interest income after loan loss provision	7,863	7,505	5%

OTHER OPERATING INCOME
Fees on deposits	1,267	1,232
Gain on sales of SBA loans	2	1
Other	149	117

Total Other Operating Income	1,418	1,350	5%

OPERATING EXPENSES
Salaries and employee benefits	2,627	2,891
Occupancy and equipment	1,115	981
Other	2,101	1,800

Total Other Operating Expenses	5,843	5,672	3%

Income before taxes	3,438	3,183
Income Tax	1,234	1,152

NET INCOME	$2,204	$2,031	8%

Per Share Data*
Earnings per common share - Basic	$0.33	$0.31	6%

Weighted average shares outstanding - Basic	6,717,428	6,563,952

Earnings per common share - Diluted	$0.31	$0.29	8%

Weighted average shares outstanding - Diluted	7,159,490	7,114,178

*	Per share data has been adjusted for the 9% stock dividend issued in January 2004.

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited) (Dollars in thousands, except per share amounts)

	March 31,		Percentage Change
	2004	2003
ASSETS:
Noninterest earning demand deposits and cash on hand	$43,807	$31,440
Federal funds sold and overnight repurchase agreements	44,100	34,200
Interest-earning deposits	6,832	6,437

Total Cash and Cash Equivalents	94,739	72,077	31%

Securities available for sale	140,464	80,161
Securities held to maturity	7,899	9,481

Total Securities	148,363	89,642	66%

Loans and leases receivable	466,133	452,798	3%
Reserve For loan losses	(4,954)	(4,548)

Loans & Leases Receivable, Net	461,179	448,250	3%

Accrued interest receivable	2,704	2,449
Other real estate owned	—	—
Premises and equipment	4,944	5,375
Federal Home Loan Bank (FHLB) stock, at cost	377	357
Federal Reserve Bank (FRB) stock, at cost	351	229
Other assets	16,198	10,914

TOTAL ASSETS	$728,855	$629,293	16%

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest bearing demand deposits	$240,105	$205,687
Savings & NOW deposits	162,754	143,483
Money market deposits	178,807	127,572
Time deposits	71,190	81,719

Total Deposits	652,856	558,461	17%

Accrued employee benefits	3,132	2,762
Accrued interest and other liabilities	2,124	1,895
Other debt	8,248	8,248

Total Liabilities	666,360	571,366	17%
STOCKHOLDERS’ EQUITY:
Common stock $0.001 par value-authorized: 25,000,000 shares; issued and outstanding: 6,729,477 and 6,516,214 shares, respectively	7	6
Additional paid-in capital	67,413	52,458
Retained earnings	(5,419)	5,220
Accumulated other comprehensive income net of taxes	494	243

Total Stockholders’ Equity	62,495	57,927	8%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$728,855	$629,293	16%

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED FINANCIAL RATIOS

(Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Return on average assets*	*1.26%	1.34%
Return on average equity*	*14.32%	14.06%
Efficiency ratio*	64.78%	63.37%
Annualized operating expense/average assets*	*3.33%	3.75%
Net interest margin	*4.93%	5.43%
Tier 1 capital ratio*	9.92%	10.78%
Risk adjusted capital ratio*	14.11%	13.00%

*	These ratios have been annualized.

OTHER CONSOLIDATED FINANCIAL DATA (unaudited)

	Three Months Ended March 31,
	2004	2003
	(Dollars in thousands, except per share amounts)
Net loans and leases	$461,179	$448,178
Non-performing/non-accrual loans*
Amounts	$138	$1,413
As a percentage of gross loans	0.03%	0.31%
Real estate owned - loans	$—	$—
Total non-performing assets
Amounts	$138	$1,413
As a percentage of total assets	0.02%	0.22%
Loan loss reserves
Amounts	$4,954	$4,620
As a percentage of gross loans	1.06%	1.02%
Loan loss provision	$—	$—
Net charge-offs (recoveries)	$(7)	$(1)

*	Non-Accrual loans are loans that have made no payments of principal or interest for more than 90 days.

	At March 31, 2004		At March 31, 2003
Book Value Per Share	$9.29	**	$8.89	**

**	Adjusted for stock dividends payable subsequent to December 31, 2003 and 2002.

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCE SHEET

(Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended March 31
	2004	2003
ASSETS
Earning assets:
Interest-earning deposits	$6,588	$7,154
Federal funds sold and overnight repurchase agreements	34,724	33,009
Investment securities	139,920	73,899
Loans and leasses (net of unearned income)	463,376	444,512

Total earning assets	644,608	558,574
Loan loss reserve	(4,943)	(4,619)
Non-earning assets	62,574	50,885

TOTAL ASSETS	$702,239	$604,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Savings and interst bearing transaction accounts	$325,423	$258,629
Certificates of deposit, $100,000 or more	30,357	33,499
Other time deposits	43,494	50,088

Total interest-bearing deposits	399,274	342,216
Other interest-bearing liabilities	8,248	8,248

Total interest bearing liabilities	407,522	350,464
Non-interest liabilities:
Demand deposits	229,968	191,585
Other non-interest liabilities	3,205	4,987

Total liabilities	640,695	547,036
Stockholders’ equity	61,544	57,804

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$702,239	$604,840